Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT: John E. Peck
President and CEO
john.peck@bankwithheritage.com

Harry J. Dempsey, MD appointed as Chairman of HopFed Bancorp, Inc.

HopFed Bancorp, Inc. has announced that Harry J. (“Joe”) Dempsey, MD was recently appointed as Chairman of the Board of Directors. Dempsey replaces Gilbert E. Lee who is stepping down as Chairman, but will remain on both the HopFed Bancorp and Heritage Bank boards, having served on the boards since 2008.

Dr. Joe Dempsey, elected to the HopFed Board in 1999, has served as an anesthesiologist with Christian County Anesthesia in Hopkinsville, Kentucky, since 1985. Dr. Dempsey has a variety of business interests including agriculture, retail and residential development, retail and residential construction, and part ownership of a local residential golf course community. Joe has twice served as a Medical Staff President at Jennie Stuart Medical Center and as a director on the Medical Center’s hospital board. Dr. Dempsey is a past campaign chairman of the United Way of the Pennyrile, is a graduate of Hopkinsville-Christian County Leadership, has served as the Medical Director for the Hopkinsville-Christian County Paramedic Ambulance Service since its inception in 1995, and currently serves on the local Health Department Board.

In addition to Dr. Dempsey’s responsibilities as Chairman of the HopFed Board, he will also serve as Chairman of the HopFed Executive Committee, and as a member of the Nominating and Corporate Governance Committee as well as on the Heritage Bank Building Committee and the[ Executive Loan Committee What is this?]. Dr. Dempsey had previously served on the HopFed Bancorp Board as Chairman of the Risk Oversight and Audit and Finance committees.

“We are honored that Dr. Dempsey has graciously agreed to take on the leadership of our Board of Directors,” said John Peck, President and CEO. “His level of respect in our region, his business acumen, and his civic commitment to all of Heritage Bank’s friends and neighbors reflect the kind of visionary leadership that we feel fortunate to have as part of HopFed Bancorp.”

“I consider it a privilege to serve as the incoming Chairman of the Board for HopFed Bancorp,” said Dempsey. “Having served on the board for the past 16 years, I have seen firsthand what excellent companies HopFed Bancorp and Heritage Bank are, and I have personally witnessed the exemplary management and staff that serve the companies’ customers. It is a personal and professional pleasure to work with a team of such excellence and integrity.”

Gilbert Lee has served as a board member since 1999. Mr. Lee, a life-long resident of Christian County, Kentucky, is co-owner of Lee Rentals, LLC, a residential and commercial real estate rental company. Mr. Lee has owned several businesses in the community, including two consumer finance companies and various retail establishments. Mr. Lee is a member of the Eagle Way Bypass Church of Christ where he previously served on its finance committee.

“I am content in knowing that I am turning the reins over to such a qualified leader. It has certainly been my honor and privilege to lead the HopFed Bancorp Board for several terms since 1999,” Mr. Lee stated. Mr. Lee will continue to remain on both boards and serve on the HopFed Personnel and Compensation, Risk Oversight, Audit and Finance, and Nominating and Corporate Governance committees, as well as the Heritage Bank Building and Executive Loan committees.

HopFed Bancorp, Inc. is the holding company of Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee and a loan production office in Nashville, Tennessee. The Company has two additional operating divisions including Heritage Wealth Management of Murray, Kentucky; Hopkinsville, Kentucky; Kingston Springs, Tennessee and Clarksville, Tennessee; and Heritage Bank Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and HopFed Bancorp, Inc., visit www.bankwithheritage.com.